Exhibit 99.1

FOR IMMEDIATE RELEASE

Cellu Tissue Holdings, Inc. Announces First Quarter 2010 Results

Alpharetta, GA — July 1, 2009—Cellu Tissue Holdings, Inc. (the “Company” or “Cellu Tissue”), an established leader in the manufacturing of high-quality business-to-business and consumer tissue grades used in consumer and healthcare products worldwide, today announced consolidated financial results for the first quarter ended May 28, 2009.

As previously announced, in the second quarter of fiscal year 2009, the Company completed its acquisition of the Hauppauge, New York and Thomaston, Georgia tissue converting operations of Atlantic Paper & Foil (“APF”).  Accordingly, the first quarter 2010 results are impacted by the effects of the purchase accounting related to this transaction and APF’s operating results, as highlighted below.

First Quarter 2010 Operating Results

Net sales for the first quarter ended May 28, 2009 totaled $118.9 million, compared to $114.5 million for the comparable period in the prior year, an increase of $4.4 million, or 3.8%.  For the first quarter ended May 28, 2009, the Company sold an aggregate of 78,008 tons of tissue hard rolls, machine-glazed paper hard rolls and converted paper products.  This is an increase of 559 tons, or approximately 1%, from the comparable period in the prior year. During the quarter, the Company in-sourced approximately 6,500 tons of hardrolls for our converting operations that we had previously purchased on the hardroll market, which served to reduce external shipments by a similar amount.  This is consistent with our strategy to increase the vertical integration of the acquired operations, supporting improved quality control and profitability.  Net selling price per ton increased to $1,501 for the first quarter ended May 28, 2009 from $1,479 for the comparable period in the prior year.  This slight increase in price primarily reflects significant improvements in product mix associated with the acquisition of the APF converting operations.  The impact of mix improvements is partially offset by downward pricing pressure associated with declines in pulp prices, particularly in machine-glazed and tissue hardrolls.

Net sales within the Tissue Segment for the first quarter ended May 28, 2009 totaled $93.5 million, an increase of 8.9%, from $85.8 million for the comparable period in the prior year.  The increase experienced by the Tissue Segment is attributable to the acquisition of APF partially offset by downward pressure on prices as noted above.  Net sales within the Machine-Glazed Paper Segment for the same period totaled $23.6 million, a decrease of 17.9%, from $28.7 million for the comparable period in the prior fiscal year.   The decrease experienced by the Machine-Glazed Paper Segment is driven by both a decrease in tonnage sold and a decrease in net selling price per ton over the comparable period in the prior year.  Net sales within the Foam Segment, which was part of the APF acquisition, for the first quarter ended May 28, 2009 totaled $1.8 million.

For the first quarter ended May 28, 2009, the Company reported gross profit of $19.8 million, or 16.7% of net sales, compared to $11.8 million, or 10.2% of net sales for the comparable period in the prior fiscal year.  The increase in gross profit is primarily attributable to the increase in net selling price per ton coupled with decreases in net pulp cost and net energy cost per ton.

Income from operations for the first quarter ended May 28, 2009 was $13.3 million compared to $6.5 million for the comparable period in the prior fiscal year.  Income from operations in the Tissue Segment during this period was $12.4 million compared to $6.1 million for the first quarter in the prior fiscal year.  Income from operations in the Machine-Glazed Paper Segment for the first quarter ended May 28, 2009 was $1.3 million compared to $0.4 million for the first quarter in the prior fiscal year.  Income from operations in the Foam Segment for the first quarter ended May 28, 2009 was $0.6 million.  The overall increase is the result of the increase in gross profit as noted above, offset partially by amortization expense during the quarter related to amortization of the intangible assets recorded in connection with the APF acquisition.

For the first quarter ended May 28, 2009, the Company reported pretax income of $6.4 million, compared to $1.6 million for the comparable period in the prior fiscal year.  For the first quarter ended May 28, 2009, the Company reported net income of $2.3 million, compared to net income of $1.0 million for the comparable period in the prior fiscal year.  Included in 2010 fiscal year first quarter net income is income tax expense of $1.8 million associated with a change in our federal effective tax rate from 34% to 35% which is expected to be incurred in the current fiscal year based on projected taxable income.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the first quarter ended May 28, 2009 totaled $19.9 million, compared to $12.4 million for the comparable period in the prior fiscal year.

Russell C. Taylor, President and Chief Executive Officer of Cellu Tissue, commented:

“We are very pleased with our first quarter results and continue to be confident in our full year guidance of $75.0 to $80.0 million of ADJUSTED EBITDA.”

Notice Relating to the Use of Non-GAAP Measures

Attached to this press release are tables setting forth the Company’s fiscal first quarter consolidated statements of operations, financial position and selected consolidated financial data, including information concerning the Company’s cash flow position, selected consolidated segment data, reconciliations of consolidated net income from operations to consolidated EBITDA and reconciliation of consolidated EBITDA to consolidated ADJUSTED EBITDA.  EBITDA and ADJUSTED EBITDA are not  measures of performance under U.S. generally accepted accounting principles and should not be considered in isolation or used as a substitute for income from operations, net income, net cash provided by operating activities or other operating or cash flow data prepared in accordance with generally accepted accounting principles.  The Company has presented EBITDA and ADJUSTED EBITDA because it believes that it is widely accepted that EBITDA and ADJUSTED EBITDA provide useful information regarding a company’s ability to service debt.  ADJUSTED EBITDA is defined as EBITDA adjusted for items which are either non-cash in nature or expenses that are considered outside the normal operations of the business.

Cellu Tissue’s management invites you to listen to its conference call on July 2, 2009 at 10:00 a.m. EST regarding fiscal first quarter 2010 consolidated financial results.  The dial-in number is (800) 553-0327 or International (612) 332-0530; participant code 106367.   A taped replay of the conference call will be available after 12:30 p.m. July 2, 2009 until July 16, 2009.  The number to call for the taped replay is (800) 475-6701 or International (320) 365-3844, access code 106367.

Cellu Tissue Holdings, Inc. is a manufacturer of converted tissue products, tissue hard rolls and machine-glazed paper used in the manufacture of various end products, including diapers, facial and bath tissue, assorted paper towels and food wraps.  Cellu Tissue’s customers include leading consumer retailers and away-from-home distributors of tissue products, vertically integrated manufacturers and third-party converters serving the tissue and machine-glazed segments.

For more information, contact Cellu Tissue Holdings, Inc. at www. cellutissue.com.

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended including but not limited to statements regarding the Company’s future financial performance.  Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements included in this document are based upon information available to Cellu Tissue as of the date hereof, and Cellu Tissue assumes no obligation to update any such forward-looking statement. Such statements and any other forward-looking statements are subject to risks, assumptions and uncertainties that may cause the statements to be inaccurate and readers are cautioned not to place undue reliance on such statements, including risks related to energy and fiber costs, the growth of our converted tissue business and synergies relating to the APF Acquisition and any other risks described in our Annual Report on Form 10-K for the fiscal year ended February 28, 2009 and subsequent filings with the SEC.

CELLU TISSUE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Dollars, in thousands)

	Three Months Ended
	May 28	May 29
	2009	2008

Net sales	$118,928	$114,528
Cost of goods sold	99,115	102,740
Gross profit	19,813	11,788

Selling, general and administrative expenses	5,270	4,960
Terminated acquisition-related transaction costs	—	75
Stock and related compensation expense	231	219
Amortization expense	1,056	—
Income from operations	13,256	6,534

Interest expense, net	6,507	4,980
Foreign currency loss (gain)	357	(43)
Other (income) expense	(17)	29
Income before income tax	6,409	1,568

Income tax expense	4,098	576
Net income	$2,311	$992

CELLU TISSUE HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars, in thousands)

	May 28	February 28
	2009	2009
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,370	$361
Receivables, net	49,360	54,066
Inventories	48,288	47,216
Prepaid expenses and other current assets	2,847	2,086
Income tax receivable	114	174
Deferred income taxes	3,515	3,515
TOTAL CURRENT ASSETS	105,494	107,418
PROPERTY, PLANT AND EQUIPMENT, NET	305,305	301,988
GOODWILL	41,020	41,020
OTHER INTANGIBLES, NET	30,616	31,673
OTHER ASSETS	1,827	1,948
TOTAL ASSETS	$484,262	$484,047

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Bank overdrafts	$—	$3,285
Revolving line of credit	16,000	18,531
Accounts payable	17,964	16,726
Accrued expenses	27,763	26,549
Accrued interest	4,607	10,160
Other current liabilities	16,963	17,449
Current portion of long-term debt	760	760
TOTAL CURRENT LIABILITIES	84,057	93,460
LONG-TERM DEBT, LESS CURRENT PORTION	242,579	242,362
DEFERRED INCOME TAXES	77,398	75,110
OTHER LIABILITIES	5,379	5,378
STOCKHOLDERS’ EQUITY	74,849	67,737
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$484,262	$484,047

CELLU TISSUE HOLDINGS, INC.

SUMMARY OF CONSOLIDATED CASH FLOW ACTIVITY (Unaudited)

(Dollars, in thousands)

	Three Months Ended
	May 28	May 29
	2009	2008

OPERATING ACTIVITIES
Net income	$2,311	$992
Stock based compensation	231	219
Deferred income taxes	2,288	67
Accretion of debt discount	597	155
Amortization of intangibles and debt issuance costs	1,169	—
Derivative loss	—	120
Depreciation	5,928	5,854
Changes in working capital	932	(12,034)
Net cash provided by (used in) operating activities	13,456	(4,627)

INVESTING ACTIVITIES
Capital expenditures	(6,262)	(2,475)
Net cash used in investing activities	(6,262)	(2,475)

FINANCING ACTIVITIES
Bank overdrafts	(3,285)	—
Payments of long-term debt	(380)	(380)
Repayments on revolving line of credit	(24,245)	(18,300)
Borrowings on revolving line of credit	21,714	26,500
Net cash (used in) provided by financing activities	(6,196)	7,820

Effect of foreign currency	11	24

Net increase in cash and cash equivalents	1,009	742
Cash and cash equivalents at beginning of period	361	883
Cash and cash equivalents at end of period	$1,370	$1,625

CELLU TISSUE HOLDINGS, INC.

CONSOLIDATED BUSINESS SEGMENT INFORMATION (Unaudited)

(Dollars, in thousands)

BUSINESS SEGMENTS

	Three Months Ended
	May 28	May 29
	2009	2008
NET SALES:
Tissue	$93,467	$85,797
Machine-Glazed Paper	23,594	28,731
Foam	1,867	—
Consolidated	$118,928	$114,528

INCOME FROM OPERATIONS:
Tissue	$12,355	$6,052
Machine-Glazed Paper	1,340	482
Foam	617	—
Segment income from operations	14,312	6,534
Amortization expense	(1,056)	—
Consolidated	$13,256	$6,534

CELLU TISSUE HOLDINGS, INC,

RECONCILIATION OF CONSOLIDATED NET INCOME TO EBITDA

(Unaudited) (Dollars, in thousands)

	Three Months Ended
	May 28	May 29
	2009	2008

NET INCOME	$2,311	$992
Add back:
Depreciation	5,928	5,854
Amortization	1,056	—
Interest expense	6,509	4,994
Income tax expense	4,098	576
EBITDA	$19,902	$12,416

CELLU TISSUE HOLDINGS, INC.

RECONCILIATION OF CONSOLIDATED EBITDA TO CONSOLIDATED ADJUSTED EBITDA

FIRST QUARTER FISCAL YEAR 2010

(Unaudited) (Dollars, in thousands)

Three Months Ended
May 28, 2009

EBITDA	$19,902
Add back (A) :
Mill Fire (1)	250
Equipment/facility moves (2)	353
Stock compensation (3)	231
ADJUSTED EBITDA	$20,736

(A)	Add backs represent adjustments to EBITDA for items which are either noncash in nature or expenses that are considered outside the normal operations of the business as more fully explained below:
(1)	Costs incurred with respect to fire damage at one of our mills.
(2)	Costs incurred to move Hauppauge operations to Central Islip.
(3)	Non cash compensation expense related to the vesting of restricted stock awards and stock option awards.